Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media Relations	Helen Rowan	904-357-9806

For release at 8:00 a.m. EDT

Rayonier Reports Second Quarter 2009 Results

JACKSONVILLE, Fla., July 30, 2009 – Rayonier (NYSE:RYN) today reported second quarter net income of $108 million, or $1.35 per share. Year-to-date net income was $134 million, or $1.68 per share.

In April 2009, Rayonier became eligible for a tax credit equal to 50 cents per gallon of biomass-based fuels (“black liquor”) burned as an alternative fuel mixture used at its Performance Fibers mills. Second quarter net income includes $79 million, or 99 cents per share, for alternative fuel mixture credit (“AFMC”) related to black liquor burned from January 19, 2009 through the end of the second quarter. Excluding the AFMC, second quarter earnings were $28 million, or 36 cents per share, compared to $37 million, or 46 cents per share, in the prior year period. Earnings for the six months ended June 30, 2009 were $54 million, or 68 cents per share, compared to $76 million, or 96 cents per share, in the first six months of 2008.

Cash provided by operating activities of $127 million for the first six months of 2009 was $28 million below the prior year. Cash available for distribution1 of $95 million was $2 million below the first half of 2008. (See Schedule D for more details.)

Lee M. Thomas, Chairman, President and CEO said, “In the second quarter, we continued to benefit from our business mix and generated good cash flow, despite the difficult economy. Continued interest in our non-strategic timberlands and solid Performance Fibers results helped offset the impact of the weak housing market on our timber segment.”

Timber

Second quarter 2009 sales of $44 million decreased $12 million from the prior year period, while operating income of $0.4 million decreased $9 million. Year-to-date sales of $78 million declined $24 million from prior year, while operating income decreased $23 million to an operating loss of $2 million.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

In the Eastern region, sales and operating income increased from the prior year periods reflecting higher volumes and lower costs due to sales mix, as well as increased non-timber income. However, these items were largely offset by a sales shift from sawtimber to lower-price pulpwood.

In the Western region, sales and operating income declined from the prior year periods as weak demand and planned harvest reductions continued to negatively impact prices and volumes. Average prices declined 17 percent and 20 percent for the quarter and year-to-date periods, respectively, while volumes declined 45 percent for both periods. Also impacting 2009 was higher depletion expense partially offset by lower production and overhead costs.

The Company expects to operate at reduced sawtimber harvest levels until markets improve.

As a result of stressed capital markets and weak global economic conditions, Rayonier and its joint venture partners discontinued the sale process of their New Zealand holdings. Accordingly, the New Zealand results are no longer classified as discontinued operations.

Real Estate

Sales of $41 million were $18 million above second quarter 2008, while operating income of $24 million increased $10 million. For the six month period, sales of $68 million were $15 million above the prior year period, while operating income of $39 million increased by $2 million. Higher non-strategic timberland volumes were partially offset by the timing of rural property sales and lower per acre prices due to sales mix.

Performance Fibers

For the quarter, sales and operating income of $177 million and $35 million declined $10 million and $2 million from the prior year, respectively. For the six months, sales and operating income of $381 million and $76 million increased $19 million and $2 million from 2008, respectively. The results reflect higher cellulose specialties prices, increased input costs and declines in fluff prices and cellulose specialties volumes. As anticipated, cellulose specialties volumes declined in the second quarter from prior year, as customers undertook inventory destocking initiatives and delayed orders to the second half of the year.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Other Items

Excluding the impact of the AFMC, Corporate and other expenses were $9 million and $15 million for the quarter and six months ended June 2009. Second quarter expenses increased $2 million from the prior year as general corporate spending reductions were offset by lower log trading margins and foreign exchange losses. For the six months, expenses were comparable to 2008.

Interest and other expenses were consistent for the quarter but $1 million higher for the six months compared to 2008 primarily due to higher average net debt balances, partially offset by lower interest rates.

Second quarter effective tax rates before discrete items were 21.5 percent and 11.1 percent in 2009 and 2008, respectively. For the six months, the effective tax rates were 20.2 percent and 16.0 percent in 2009 and 2008, respectively. The increased rates in 2009 were due to proportionately higher earnings from the taxable REIT subsidiary (“TRS”).

Including discrete items, the effective tax rates for the quarter and year-to-date were 11.9 percent and 12.6 percent compared to 11.1 percent and 15.8 percent in 2008, respectively.

In the second quarter of 2009, $8 million of the AFMC was used to offset the TRS’ federal estimated income tax payments. While an additional $10 million is expected to be applied against income tax payments in the second half of the year, the majority of the cash for the AFMC is anticipated to be received in 2010 after the filing of the 2009 tax return.

Outlook

“Our unique business mix, strong balance sheet, and conservative debt levels provide significant operating flexibility. We expect to generate strong cash flows in 2009 well above our $2.00 per share dividend and are increasing our full year guidance for CAD to be comparable to 2008. Also, we anticipate EBITDA to be only 5 percent to 10 percent below 2008 compared to previous guidance of 10 percent to 15 percent lower and EPS (excluding AFMC) to be 15 percent to 20 percent below 2008, versus previous guidance of 20 percent to 25 percent lower,” said Thomas.

“We are encouraged by the gradual improvement recently seen in housing starts and the continued export demand for our Western and New Zealand timber, however, we will continue to reduce sawtimber harvest levels until demand and pricing improve. In Real Estate, we expect continued interest in our rural HBU and non-strategic timberlands. And in Performance Fibers, earnings are expected to remain strong and above 2008 levels.”

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Further Information

A conference call will be held on Thursday, July 30, 2009 at 2:00 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. Financial Presentation materials are available at the website. A replay will be available on the site shortly after the call.

For further information, visit the company’s website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

[1]	Cash available for distribution (CAD) is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is one of the world’s leading producers of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier’s future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, pricing of raw materials and energy and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; changes in energy and raw material prices, particularly for our performance fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind-exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and changes in tax laws that could reduce the benefits associated with REIT status, or the alternative fuel mixture credit discussed in this document.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market, the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

JUNE 30, 2009 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Sales	$278.7	$279.4	$304.9	$558.1	$589.1

Costs and expenses
Cost of sales	216.7	224.3	237.0	441.0	448.0
Selling and general expenses	14.3	14.7	16.9	29.0	31.8
Other operating income, net (a)	(86.5)	(2.8)	(2.6)	(89.3)	(4.8)

Operating income (a)	134.2	43.2	53.6	177.4	114.1
Interest expense	(12.2)	(12.6)	(13.1)	(24.8)	(25.6)
Interest and other income, net	0.2	0.1	0.6	0.3	2.1

Income before taxes	122.2	30.7	41.1	152.9	90.6
Income tax expense	(14.5)	(4.7)	(4.5)	(19.2)	(14.3)

Net income	$107.7	$26.0	$36.6	$133.7	$76.3

Income per Common Share:
Basic
Net income	$1.37	$0.33	$0.47	$1.70	$0.97

Diluted
Net income	$1.35	$0.33	$0.46	$1.68	$0.96

Pro forma net income (b)	$0.36	$0.33	$0.46	$0.68	$0.96

Weighted average Common
Shares used for determining
Basic EPS	78,913,563	78,806,973	78,377,396	78,860,562	78,315,808

Diluted EPS	79,789,075	79,272,477	79,397,487	79,537,197	79,310,701

(a)	Includes $85.9 million for the alternative fuel mixture credit during the three and six months ended June 30, 2009.

(b)	Pro forma net income excludes earnings for the alternative fuel mixture credit of $0.99 per share and $1.00 per share for the three and six months ended June 30, 2009, respectively. Pro forma net income is a non-GAAP measure, see Schedule D for a reconciliation to the nearest GAAP measure.

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RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

JUNE 30, 2009 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
Assets
Current assets	$313.2	$277.1
Tax receivable	85.1	1.9
Timber and timberlands, net of depletion and amortization	1,209.2	1,255.0
Property, plant and equipment	1,411.5	1,393.5
Less - accumulated depreciation	(1,057.0)	(1,042.8)

Net property, plant and equipment	354.5	350.7
Other assets	202.1	197.1

	$2,164.1	$2,081.8

Liabilities and Shareholders’ Equity
Current liabilities	$161.1	$159.6
Long-term debt	749.5	746.6
Non-current liabilities for dispositions and discontinued operations	93.0	96.4
Other non-current liabilities	146.1	140.3
Shareholders’ equity	1,014.4	938.9

	$2,164.1	$2,081.8

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2009		2008
Cash provided by operating activities:
Net Income	$133.7		$76.3
Depreciation, depletion, amortization and non-cash basis of real estate sold	91.9		76.5
Other non-cash items included in income	11.9		16.5
Changes in working capital and other assets and liabilities	(110.3	) (a)	(14.4)

	127.2		154.9

Cash used for investing activities:
Capital expenditures	(50.1)		(59.9)
Purchase of timberlands	—		(229.4)
Change in restricted cash	(1.1)		6.6
Other	(2.2)		(1.5)

	(53.4)		(284.2)

Cash used for financing activities:
Repayment, net of borrowings and issuance costs	—		45.0
Dividends paid	(78.9)		(78.3)
Issuance of common shares	3.7		4.3
Repurchase of common shares	(1.4)		(3.7)
Excess tax benefits from equity-based compensation	0.9		2.0

	(75.7)		(30.7)

Effect of exchange rate changes on cash	0.1		(0.1)

Cash and cash equivalents:
Decrease in cash and cash equivalents	(1.8)		(160.1)
Balance, beginning of year	61.7		181.1

Balance, end of period	$59.9		$21.0

(a)	Includes $79.3 million of working capital increases for the alternative fuel mixture credit.

- B -

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

JUNE 30, 2009 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Sales
Timber	$43.6	$34.9	$55.3	$78.5	$102.5
Real Estate	41.4	26.6	23.4	68.0	52.8
Performance Fibers
Cellulose specialties	134.7	156.7	147.0	291.4	279.7
Absorbent materials	42.4	46.9	40.1	89.3	82.3

Total Performance Fibers	177.1	203.6	187.1	380.7	362.0

Wood Products	12.5	11.8	24.5	24.3	43.4
Other Operations	9.0	5.7	14.6	14.7	28.4
Intersegment Eliminations	(4.9)	(3.2)	—	(8.1)	—

Total sales	$278.7	$279.4	$304.9	$558.1	$589.1

Pro forma operating income/(loss) (a)
Timber	$0.4	$(2.3)	$9.5	$(1.9)	$21.5
Real Estate	24.2	14.4	14.6	38.6	36.4
Performance Fibers	34.7	40.8	36.7	75.5	73.8
Wood Products	(2.5)	(3.6)	(0.3)	(6.1)	(2.9)
Corporate and other	(8.5)	(6.1)	(6.9)	(14.6)	(14.7)

Pro forma operating income (a)	$48.3	$43.2	$53.6	$91.5	$114.1

(a)	Corporate and other excludes $85.9 million of operating income related to the alternative fuel mixture credit for the three and six months ended June 30, 2009. Pro forma operating income is a non-GAAP measure, see Schedule D for a reconciliation to the nearest GAAP measure.

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

JUNE 30, 2009 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):

	Six Months Ended
	June 30, 2009	June 30, 2008
Cash provided by operating activities	$127.2	$154.9
Capital expenditures (b)	(50.1)	(59.9)
Change in committed cash	20.5	4.9
Like-kind exchange tax benefits on real estate sales (c)	—	(5.7)
Other	(2.1)	2.8

Cash Available for Distribution	$95.5	$97.0

(a)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing.

(b)	Capital spending excludes strategic acquisitions.

(c)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended
	June 30, 2009		March 31, 2009		June 30, 2008
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$134.2		$43.2		$53.6
Alternative Fuel Mixture Credit	(85.9)		—		—

Pro Forma Operating Income	$48.3		$43.2		$53.6

Net Income	$107.7	$1.35	$26.0	$0.33	$36.6	$0.46
Alternative Fuel Mixture Credit	(79.3)	(0.99)	—	—	—	—

Pro Forma Net Income	$28.4	$0.36	$26.0	$0.33	$36.6	$0.46

	Six Months Ended
	June 30, 2009		June 30, 2008
	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$177.4		$114.1
Alternative Fuel Mixture Credit	(85.9)		—

Pro Forma Operating Income	$91.5		$114.1

Net Income	$133.7	$1.68	$76.3	$0.96
Alternative Fuel Mixture Credit	(79.3)	(1.00)	—	—

Pro Forma Net Income	$54.4	$0.68	$76.3	$0.96

- D -